Filed with the Securities and Exchange Commission on April 29, 2014

File No. 333-195328

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

----------------------

FORM S-3/Amendment No. 1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENSERVCO CORPORATION

(Exact name of Registrant as specified in charter)

Delaware	84-0811316
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

501 S. Cherry Street, Suite 320

Denver, CO

80246

(303) 333-3678

(Address, including zip code and telephone number, including area code of registrant's principal executive offices)

Robert J. Devers, Chief Financial Officer

Enservco Corporation

501 S. Cherry Street, Suite 320

Denver, CO 80246

(303) 333-3678

(Name, address, including zip code and telephone number, including area code,

of agent for service)

It is requested that copies of all correspondence be sent to:

Theresa M. Mehringer, Esq.

Herrick K. Lidstone, Jr., Esq.

Burns Figa & Will, P.C.

6400 S. Fiddlers Green Circle, Suite 1000

Greenwood Village, CO 80111

Telephone Number (303) 796-2626

Facsimile Number (303) 796-2777

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [   ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ x ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [   ]

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: [   ]

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE(3)
Common Stock (1)	(1)(2)	(1)	$50,000,000(1)(2)	$6,440
Common Stock(4)	14,235,717	2.255	32,101,542	$4,309
Total	(1)(2)	(1)	82,101,542	$10,749

(1) An indeterminate number of shares of common stock is being registered as may from time to time be offered at indeterminate prices with an aggregate offering price not to exceed $50,000,000 pursuant to this registration statement.

(2) Unspecified with respect to the common stock being registered pursuant to General Instruction II.B.6. to Form S-3.

(3) Calculated in accordance with Rule 457(c) and Rule 457 (o) under the Securities Act of 1933 based on the average of the high and low prices on April 14, 2014, as reported by the NYSE MKT. The registration fee was previously paid with the original filing.

(4) Includes shares of our common stock held by the selling securityholders, or shares underlying warrants currently held by selling securityholders, which may be offered pursuant to this registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION,

DATED APRIL __, 2014

ENSERVCO CORPORATION

____________ SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling security holders of up to 14,235,717 shares of our Common Stock, of which 13,462,821 shares are currently outstanding and were issued in private transactions, and 772,896 shares are underlying warrants issued in private transactions (collectively, the “Resale Shares”). The Company has agreed to include the Resale Shares in this registration statement.

This prospectus is also part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. We will describe the specific terms and manner of offering of our shares of common stock utilizing the shelf registration process (the “Shelf Shares”) by providing a prospectus supplement each time we offer and issue Shelf Shares. We do not intend to immediately offer any Self Shares, but may do so as required for working capital or other corporate purposes that may arise in the future, and any such offering may be limited to a fraction of the Shelf Shares. The applicable prospectus supplement will provide information about the terms by which we are offering the Shelf Shares, and may add, update or change other information contained in this prospectus. This prospectus may not be used to sell Shelf Shares unless accompanied by a prospectus supplement.

The Shelf Shares offered by this prospectus may be offered directly through agents designated from time to time by us, or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Shelf Shares offered by this prospectus, their names and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the applicable prospectus supplement.

The selling security holders may, from time to time, sell, transfer or otherwise dispose of any or all of their Resale Shares or warrants underlying the Resale Shares on any stock exchange, market or trading facility on which the our shares of common stock are traded or in private transactions. If these Resale Shares are sold through underwriters, broker-dealers or agents, the selling security holders will be responsible for underwriting discounts or commissions or agents’ commissions. We will pay the expenses of registering the Resale Shares and the Shelf Shares.

Our Common Stock is registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and is listed on the NYSE MKT under the symbol “ENSV” The last reported sales price per share of our Common Stock as reported April 28, 2014 by the NYSE MKT was $2.19.

The aggregate market value of the registrant’s outstanding common shares held by non-affiliates is $_________ as of April __, 2014, the date of this prospectus. No Shelf Shares have been offered pursuant to Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on the date of this prospectus.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 5, IN THE APPLICABLE PROSPECTUS SUPPLEMENT, AND IN OUR PERIODIC REPORTS AS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION BEFORE MAKING ANY DECISION TO INVEST IN ANY OF THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April __, 2014.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

DOCUMENTS INCORPORATED BY REFERENCE	3

NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS	3

RISK FACTORS	5

USE OF PROCEEDS	15

SELLING SECURITY HOLDERS	16

PLAN OR DISTRIBUTION	18

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	20

You should rely only on the information contained in this Prospectus or in any accompanying supplemental Prospectus and the information specifically incorporated by reference. We have not authorized anyone to provide you with different information or make any additional representations. This is not an offer of these securities in any state or other jurisdiction where the offer in not permitted. You should not assume that the information contained in or incorporated by reference into this Prospectus or any Prospectus supplement is accurate as of any date other than the date on the front of each such document. Our business, financial condition, and results of operations may have changed since that date.

v

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” and the financial statements and related notes included herein. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission, or SEC. By using a shelf registration statement, we may sell any amount of our Shelf Shares described in this prospectus from time to time and in one or more offerings. Each time we sell Shelf Shares, we will provide a supplement to this prospectus that contains specific information about the terms of the offering of Shelf Shares. Each prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we have incorporated by reference in this prospectus described under the heading “Incorporation of Certain Documents by Reference.” You should also review the additional information described under the heading “Where You Can Find More Information.”

About the Company

The Company was incorporated as Aspen Exploration Corporation (“Aspen”) under the laws of the State of Delaware on February 28, 1980 for the primary purpose of acquiring, exploring and developing oil and natural gas and other mineral properties. During the first half of 2009, Aspen disposed of its oil and natural gas producing assets and as a result was no longer engaged in active business operations. On June 24, 2010, Aspen entered into an Agreement and Plan of Merger and Reorganization with Dillco Fluid Service, Inc. (“Dillco”) which set forth the terms by which Dillco became a wholly owned subsidiary of Aspen on July 27, 2010 (the “Merger Transaction”).

On December 30, 2010, Aspen changed its name to “Enservco Corporation.” As such, throughout this prospectus the terms the “Company” and/or “Enservco” and “we” are intended to refer to the Company and its subsidiaries on a post-Merger Transaction basis and as a whole, with respect to both historical and forward looking contexts.

Our principal executive offices are located at 501 South Cherry Street, Suite 320, Denver CO 80246. Our telephone number is (303) 333-3678.

Shares Covered by This Prospectus

This prospectus relates to: (i) the resale or other disposition by the selling security holders of 14,235,717 Resale Shares that are currently outstanding or that will be outstanding upon exercise of certain warrants; and (ii) an indeterminate number of Shelf Shares that may be offered by the Company, by prospectus supplement.

The Offering

Resale Shares of common stock covered hereby:	14,235,717 shares

Common stock outstanding as of April 28, 2014:	36,373,599 shares

Use of Proceeds:	We will not receive any proceeds from the sale of the Resale Shares. The use of proceeds from the sale of Shelf Shares will be for working capital to fund expansion of the Company’s operations, and as further described in a prospectus supplement.

Trading Symbol:	ENSV on the NYSE MKT Exchange

Risk Factors:	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5.

Documents Incorporated By Reference

The SEC allows us to “incorporate by reference” the information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. These documents provide a significant amount of information about us. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (filed March 20, 2014).

•	Our Information Statement on Schedule 14C (filed April 11, 2014).

•	Our Current Reports on Form 8-K, as amended, reporting events of (filing date in parentheses):

March 5, 2014	(filed March 6, 2014)
January 9, 2014	(filed January 14, 2014)
April 16, 2014	(filed April 17, 2014)
April 17, 2014	(filed April 17, 2014)

•	Our Registration Statement on Form 8-A filed on March 5, 2014

Enservco Corporation

501 S. Cherry Street, Suite 320

Denver, CO 80246

(303) 333-3678

Where You Can Find More Information

The documents described above are available electronically in the EDGAR database on the web site maintained by the SEC. You can find this information at http://www.sec.gov. You may also read and copy any materials we have filed with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this Prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among other:

•	capital requirements and uncertainty of obtaining additional funding on terms acceptable to us;
•	price volatility of oil and natural gas prices, and the effect that lower prices may have on our customer’s demand for our services, the result of which may adversely impact our revenues and stockholders' equity;
•	a decline in oil or natural gas production, and the impact of general economic conditions on the demand for oil and natural gas and the availability of capital which may impact our ability to perform services for our customers;
•	the broad geographical diversity of our operations which, while expected to diversify the risks related to a slow-down in one area of operations, also adds to our costs of doing business;
•	constraints on us as a result of our financing arrangements, including restrictions imposed on us under the terms of our credit facility agreement and our ability to generate sufficient cash flows to repay our debt obligations;
•	our history of losses and working capital deficits which, at times, were significant;
•	adverse weather and environmental conditions;
•	reliance on a limited number of customers;
•	our ability to retain key members of our senior management and key technical employees;
•	impact of environmental, health and safety, and other governmental regulations, and of current or pending legislation with which we and our customers must comply;
•	developments in the global economy;
•	changes in tax laws;
•	the effects of competition;
•	the effect of seasonal factors;
•	further sales or issuances of our common stock and the price and volume volatility of our common stock; and
•	our common stock’s limited trading history.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in the section entitled “Risk Factors” included elsewhere in this prospectus. Many of these factors are beyond our ability to control or predict. Although we believe that the assumptions on which any forward-looking statements are based in this prospectus and other periodic reports filed by us are reasonable when and as made, no assurance can be given that such assumptions will prove correct. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section and elsewhere in this prospectus. Other than as required under securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

For a further list and description of various risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see "Risk Factors" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" in our reports and other documents filed from time to time with the SEC. You may obtain copies of these documents and reports as described under the headings "Documents Incorporated by Reference." Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.

RISK FACTORS

The Company’s securities are highly speculative and involve a high degree of risk, including among other items the risk factors described below. The below risk factors are intended to generally describe certain risks that could materially affect the Company and its current business operations and activities.

You should carefully consider the risks described below and elsewhere herein in connection with any decision whether to acquire, hold or sell the Company’s securities. If any of the contingencies discussed in the following paragraphs or other materially adverse events actually occurs, the business, financial condition and results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or a significant part of your investment.

Operations Related Risks

Prior to 2012, we had losses and working capital deficits, which were at times significant and we cannot assure that we will continue to operate profitably in the future.

Although we have achieved income from operations in 2012 and 2013, we recognized a ($85,070) net loss in 2012 as compared to a $4.3 million net income in 2013. Our ability to be profitable in the future will depend on continuing to successfully implement our business expansion and acquisition activities, all of which are subject to many risks beyond our control. Because of the risks set forth herein, we cannot assure you that we will be able maintain our profitability. See, among other things, the Cautionary Note Regarding Forward-Looking Statements in addition to the other disclosures contained in this prospectus.

Our success depends on key members of our management; the loss of any executive or key personnel could disrupt our business operations.

We depend to a large extent on the services of certain of our executive officers. The loss of the services of Rick D. Kasch, Austin Peitz, or other key personnel, could disrupt our operations. Although we have entered into employment agreements with Messrs.  Kasch and Peitz, that contain, among other things non-compete and confidentiality provisions, we may not be able to enforce the non-compete and/or confidentiality provisions in the employment agreements.

We depend on several significant customers, and a loss of one or more significant customers could adversely affect our results of operations.

The Company’s customers consist primarily of major and independent oil and natural gas companies. During fiscal year 2013, one of the Company’s customers accounted for more than 10% of consolidated revenues, at approximately 17% of consolidated revenues; no other customer exceeded 10% of revenues during 2013. During fiscal year 2012, two of the Company’s customers accounted for more than 10% of consolidated revenues, both at approximately 11%; no other customer exceeded 7% of revenues during 2012.

The Company notes that although there was only one customer in 2013 and two customers in 2012 that accounted for more than 10% of revenues within these fiscal years, the Company’s top five customers accounted for approximately 44% and 40% of its total annual revenues, respectively. The loss of any one of these customers or a sustained decrease in demand by any of such customers could result in a substantial loss of revenues and could have a material adverse effect on the Company’s results of operations.

While the Company believes our equipment could be redeployed in the current market environment if we lost any material customers, such loss could have an adverse effect on the Company’s business until the equipment is redeployed. We believe that the market for the Company’s services is sufficiently diversified that it is not dependent on any single customer or a few major customers.

Our business depends on domestic spending by the oil and natural gas industry, and our business has been, and may in the future be, adversely affected by industry and financial market conditions that are beyond our control.

We depend on our customers’ willingness to make operating and capital expenditures to explore, develop and produce oil and natural gas in the United States. Customers’ expectations for lower market prices for oil and natural gas, as well as the availability of capital for operating and capital expenditures, may cause them to curtail spending, thereby reducing demand for our services and equipment. The increased activity in the oil and gas industry in drilling new wells since late 2010 has benefitted the Company. We can make no assurances that the current level of drilling will continue or increase.

Industry conditions are influenced by numerous domestic and global factors over which the Company has no control, such as the supply of and demand for oil and natural gas, domestic and worldwide economic conditions, weather conditions, political instability in oil and natural gas producing countries, and merger and divestiture activity among oil and natural gas producers. The volatility of the oil and natural gas industry and the consequent impact on commodity prices as well as exploration and production activity could adversely impact the level of drilling and activity by some of our customers. This reduction may cause a decline in the demand for the Company’s services or adversely affect the price of its services. In addition, reduced discovery rates of new oil and natural gas reserves in the Company’s market areas also may have a negative long-term impact on its business, even in an environment of stronger oil and natural gas prices, to the extent existing production is not replaced and the number of producing wells for the Company to service declines.

Ongoing volatility and uncertainty in the global economic environment has caused the oilfield services industry to experience volatility in terms of demand, and the rate at which demand may slow, or return to former levels, is uncertain. At times the recent volatility in prices for oil and natural gas has led many oil and natural gas producers to announce reductions in their capital budgets for certain periods. Limitations on the availability of capital, or higher costs of capital, for financing expenditures may cause these and other oil and natural gas producers to make on-going or additional reductions to capital budgets in the future even if commodity prices increase from current levels. These cuts in spending will curtail drilling programs as well as discretionary spending on well services, which may result in a reduction in the demand for the Company’s services, the rates we can charge and our utilization. In addition, certain of the Company’s customers could become unable to pay their suppliers, including the Company. Any of these conditions or events could adversely affect our operating results.

If oil and natural gas prices remain volatile, it could have an adverse effect on the demand for our services.

The demand for many of our services is primarily determined by current and anticipated oil and natural gas prices, and the related general production spending and level of drilling activity in the areas in which we have operations.

Though we feel the domestic oil and gas industry rebounded in 2011 and has continued to push forward in a positive movement in 2012 and 2013 as compared to prior years, prices for oil and natural gas historically have been extremely volatile in prior years and likely will continue to be volatile. Volatility or weakness in oil and natural gas prices (or the perception that oil and natural gas prices will decrease) affects the spending patterns of our customers and may result in the drilling of fewer new wells or lower production spending on existing wells. This, in turn, could result in lower demand for our services and may cause lower rates and lower utilization of the Company’s well service equipment.

Higher oil and gas prices do not necessarily result in increased drilling activity because our customers’ expectation of future prices also drives demand for drilling services. Oil and gas prices, as well as demand for the Company’s services, also depend upon other factors that are beyond the Company’s control, including the following:

•	demand for oil and natural gas;

•	cost of exploring for, producing, and delivering oil and natural gas;

•	expectations regarding future energy prices;

•	advancements in exploration and development technology;

•	adoption or repeal of laws regulating oil and gas production in the U.S.;

•	imposition or lifting of economic sanctions against foreign companies;

•	weather conditions;

•	rate of discovery of new oil and natural gas reserves;

•	tax policy regarding the oil and gas industry; and

•	development and use of alternative energy sources.

Demand for the majority of our services is substantially dependent on the levels of expenditures by the domestic oil and natural gas industry. The Company has no influence over its customers’ capital expenditures. On-going economic volatility could have a material adverse effect on our financial condition, results of operations and cash flows.

Demand for the majority of our services depends substantially on the level of expenditures by participants in the domestic (United States) oil and natural gas industry for the exploration, development and production of oil and natural gas reserves. These expenditures are sensitive to the industry’s view of future economic growth in the United States and elsewhere, and the resulting impact on demand for oil and natural gas. The worldwide deterioration in the financial and credit markets, which began in the second half of 2008, resulted in diminished demand for oil and natural gas and significantly lower oil and natural gas prices during 2009 and at least the first half of 2010. This caused many of our customers to reduce or delay their oil and natural gas exploration and production spending in 2009 and the first half of 2010, which consequently reduced their demand for our services, and exerted downward pressure on the prices that we charged for our services and products. Though we feel the domestic oil and gas industry rebounded in 2011, and has continued to push forward in a positive movement in 2012 and 2013 as compared to 2009 and 2010, other worldwide political events may result in higher or lower prices for oil and natural gas and impact the demand for our services.

Furthermore, increasing oil and natural gas prices can lead to increasing costs of exploring for and producing oil and natural gas. Though the addition of frac stimulation into the domestic oil and gas industry has somewhat reduced the overall costs of producing oil and natural gas, the price of drill rigs, pipe, other equipment, fluids, and oil field services and the cost to companies like the Company of providing those services, has generally increased with significant increases in oil and natural gas prices. The resulting reduction in cash flows being experienced by our customers during the past years due to the general deterioration of the financial and credit markets and the increase of the costs of exploring for and producing oil and natural gas as noted above, together with the reduced availability of credit and increased costs of borrowing funds, could have significant adverse effects on the financial condition of some of our customers. This could result in project modifications, delays or cancellations, general business disruptions, and delay in, or nonpayment of, amounts that are owed to the Company, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Environmental compliance costs and liabilities could reduce our earnings and cash available for operations.

We are subject to increasingly stringent laws and regulations relating to environmental protection and the importation and use of hazardous materials, including laws and regulations governing air emissions, water discharges and waste management. We incur, and expect to continue to incur, capital and operating costs to comply with environmental laws and regulations. The technical requirements of these laws and regulations are becoming increasingly complex, stringent and expensive to implement. These laws may provide for “strict liability” for damages to natural resources or threats to public health and safety. Strict liability can render a party liable for damages without regard to negligence or fault on the part of the party. Some environmental laws provide for joint and several strict liability for remediation of spills and releases of hazardous substances.

The Company uses hazardous substances and transports hazardous wastes in its operations. Accordingly, we could become subject to potentially material liabilities relating to the investigation and cleanup of contaminated properties, and to claims alleging personal injury or property damage as the result of exposures to, or releases of, hazardous substances. In addition, stricter enforcement of existing laws and regulations, new laws and regulations, the discovery of previously unknown contamination or the imposition of new or increased requirements could require the Company to incur costs or become the basis of new or increased liabilities that could reduce its earnings and cash available for operations. The Company believes it is currently in substantial compliance with environmental laws and regulations.

Competition within the well services industry may adversely affect our ability to market our services.

Although the well services industry is highly fragmented, it is highly competitive. The well services industry includes numerous small companies capable of competing effectively in our markets on a local basis, as well as several large companies that possess substantially greater financial and other resources than the Company. The Company’s larger competitors have greater resources that could allow those competitors to compete more effectively than the Company. The Company’s small competitors may be able to react to market conditions more quickly. The amount of equipment available may exceed demand at some point in time, which could result in active price competition.

The Company could be impacted by unfavorable results of legal proceedings, such as being found to have infringed on intellectual property rights.

As is the situation with all companies in the frac water heating service business, we rely on certain procedures and practices in performing our services. We have a patent pending regarding certain of these used in our process of heating frac water. We are aware that one unrelated company (the “Patent Owner”) has been awarded a patent related to the process they use for heating of frac water. The Patent Owner is currently in litigation with a group of energy companies that are seeking to invalidate its patent. After consultation with our patent attorneys, we do not currently believe we infringe on any valid claims of the Patent Owner’s patent.

Should the Patent Owner (or some other unknown third company) bring suit against us claiming we are infringing on their intellectual rights, we could be engaged in lengthy and costly litigation. If found to be infringing, it could result in the payment of substantial damages or royalties or temporary or permanent injunction prohibiting us from heating frac water. We believe that in the event we were to lose such litigation that the probable resolution would be for us to enter into a license arrangement requiring payment of a royalty that would not have an material negative impact on our operating results and financial condition. However, there is no assurance that such a resolution could be achieved.

Our operations are subject to inherent risks, some of which are beyond our control. These risks may be self-insured, or may not be fully covered under our insurance policies, but to the extent not covered, are self-insured by the Company.

Our operations are subject to hazards inherent in the oil and natural gas industry, such as, but not limited to, accidents, blowouts, explosions, fires and oil spills. These conditions can cause:

▪	Personal injury or loss of life,

▪	Damage to or destruction of property, equipment and the environment, and

▪	Suspension of operations by our customers.

The occurrence of a significant event or adverse claim in excess of the insurance coverage that we maintain or that is not covered by insurance could have a material adverse effect on our financial condition and results of operations. In addition, claims for loss of oil and natural gas production and damage to formations can occur in the well services industry. Litigation arising from a catastrophic occurrence at a location where our equipment and services are being used may result in our being named as a defendant in lawsuits asserting large claims.

The Company maintains insurance coverage that we believe to be customary in the industry against these hazards. However, we do not have insurance against all foreseeable risks, either because insurance is not available or because of the high premium costs. The occurrence of an event not fully insured against, or the failure of an insurer to meet its insurance obligations, could result in substantial losses. In addition, we may not be able to maintain adequate insurance in the future at reasonable rates. Insurance may not be available to cover any or all of the risks to which we are subject, or, even if available, it may be inadequate, or insurance premiums or other costs could rise significantly in the future so as to make such insurance prohibitively expensive. It is likely that, in our insurance renewals, our premiums and deductibles will be higher, and certain insurance coverage either will be unavailable or considerably more expensive than it has been in the recent past. In addition, our insurance is subject to coverage limits, and some policies exclude coverage for damages resulting from environmental contamination.

We may not be successful in identifying, making and integrating business acquisitions, if any, in the future.

We anticipate that a component of our growth strategy may be to make geographically focused acquisitions aimed to strengthen our presence and expand services offered in selected regional markets. Pursuit of this strategy may be restricted by the on-going volatility and uncertainty within the credit markets which may significantly limit the availability of funds for such acquisitions. In addition to restricted funding availability, the success of this strategy will depend on our ability to identify suitable acquisition candidates and to negotiate acceptable financial and other terms. There is no assurance that we will be able to do so. The success of an acquisition depends on our ability to perform adequate due diligence before the acquisition and on our ability to integrate the acquisition after it is completed. While the Company intends to commit significant resources to ensure that it conducts comprehensive due diligence, there can be no assurance that all potential risks and liabilities will be identified in connection with an acquisition. Similarly, while we expect to commit substantial resources, including management time and effort, to integrating acquired businesses into ours, there is no assurance that we will be successful integrating these businesses. In particular, it is important that the Company be able to retain both key personnel of the acquired business and its customer base. A loss of either key personnel or customers could negatively impact the future operating results of any acquired business.

Compliance with climate change legislation or initiatives could negatively impact our business.

The U.S. Congress has considered legislation to mandate reductions of greenhouse gas emissions and certain states have already implemented, or may be in the process of implementing, similar legislation. Additionally, the U.S. Supreme Court has held in its decisions that carbon dioxide can be regulated as an “air pollutant” under the Clean Air Act, which could result in future regulations even if the U.S. Congress does not adopt new legislation regarding emissions. At this time, it is not possible to predict how legislation or new federal or state government mandates regarding the emission of greenhouse gases could impact our business; however, any such future laws or regulations could require us or our customers to devote potentially material amounts of capital or other resources in order to comply with such regulations. These expenditures could have a material adverse impact on our financial condition, results of operations, or cash flows.

Debt Related Risks

Our indebtedness, which is currently collateralized by substantially all of our assets, could restrict our operations and make us more vulnerable to adverse economic conditions.

We currently have a significant amount of indebtedness. As of December 31, 2013, the Company owed approximately $13.8 million to banks and financial institutions under various collateralized debt facilities.

Our current and future indebtedness could have important consequences. For example, it could:

▪	Impair our ability to make investments and obtain additional financing for working capital, capital expenditures, acquisitions or other general corporate purposes,

▪	Limit our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal and interest payments on our indebtedness,

▪	Limit our ability to pay dividends to our stockholders,

▪	Make us more vulnerable to a downturn in our business, our industry or the economy in general as a substantial portion of our operating cash flow will be required to make principal and interest payments on our indebtedness, making it more difficult to react to changes in our business and in industry and market conditions,

▪	Put us at a competitive disadvantage to competitors that have less debt, or

▪	Increase our vulnerability to interest rate increases to the extent that we incur variable rate indebtedness.

If we are unable to generate sufficient cash flow or are otherwise unable to obtain the funds required to make principal and interest payments on our indebtedness, or if we otherwise fail to comply with the various debt service covenants and/or reporting covenants in the business loan agreements or other instruments governing our current or any future indebtedness, we could be in default under the terms of our credit facilities or such other instruments.

The availability of borrowings under our credit facility is based on a borrowing base which is subject to redetermination by our lender based on a number of factors and the lender’s internal credit criteria. In the event the amount outstanding under our credit facility at any time exceeds the borrowing base at such time, we may be required to repay a portion of our outstanding borrowings on an accelerated basis.

In the event of a default, the holders of our indebtedness could elect to declare all the funds borrowed under those instruments to be due and payable together with accrued and unpaid interest, the lenders under our credit facility could elect to terminate their commitments there under and we or one or more of our subsidiaries could be forced into bankruptcy or liquidation. Any of the foregoing consequences could restrict our ability to grow our business and cause the value of our common stock to decline.

We may be unable to meet the obligations of various financial covenants that are contained in the terms of our loan agreements with our principal lender, PNC Bank, National Association.

The Company’s agreements with PNC impose various obligations and financial covenants on the Company. The outstanding amount under the Revolving Credit, Term Loan, and Security Agreement, entered into with PNC in November 2012, is due in full in November 2015. The term loan and revolving letter of credit with PNC have a variable interest rate, of which $3.5 million is guaranteed by the Company’s Chairman, and are collateralized by substantially all of the assets of the Company and its subsidiaries.

Further, the related agreements with PNC impose various financial covenants on the Company including maintaining a prescribed fixed charge coverage ratio, minimum tangible net worth, and limit the Company’s ability to incur additional debt or operating lease obligations. If the Company is unable to comply with its obligations and covenants under the loan agreements and it declares an event of default, all of its obligations to PNC could be immediately due.

Although the Company has obtained waivers of financial covenants or modifications to our credit agreements in the past, there can be no assurance that we will be able to obtain these waivers or modifications in the future.

The variable rate indebtedness with PNC subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

The Company’s borrowings through PNC bear interest at variable rates, exposing the Company to interest rate risk. The Company entered into an Interest Rate Swap Agreement with a notional balance of $11 million in conjunction with the November 2012 Revolving Credit, Term Loan, and Security Agreement entered into with PNC, effectively hedging a portion of our risk at a fixed interest rate of 4.25% plus 0.64% for the duration of the PNC Term Loan. However, the Company decided not to hedge against the interest rate risk associated with the revolving line of credit (with a maximum available balance of $5 million). We may increase, decrease or terminate some or all of these hedging arrangements in the future. Depending on our overall hedging level, our debt service obligations could increase significantly in the event of large increases in interest rates.

Our debt obligations, which may increase in the future, may reduce our financial and operating flexibility.

As of December 31, 2013, we had approximately $13.8 million of secured indebtedness. As of March 7, 2014, we have borrowed approximately $1.9 million under our credit facility, and have approximately $2.9 million of borrowing capacity available under our credit facility. In addition, we may incur substantial additional indebtedness in the future. If new debt or other liabilities are added to our current debt levels, the related risks that we now face would increase.

A high level of indebtedness subjects us to a number of adverse risks. In particular, a high level of indebtedness may make it more likely that a reduction in the borrowing base of our credit facility following a periodic redetermination could require us to repay a portion of outstanding borrowings, may impair our ability to obtain additional financing in the future, and increases the risk that we may default on our debt obligations. In addition, we must devote a significant portion of our cash flows to service our debt, and we are subject to interest rate risk under our credit facility, which bears interest at a variable rate. Any increase in our interest rates could have an adverse impact on our financial condition, results of operations and growth prospects.

Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions, oil and natural gas prices and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. If we do not have sufficient funds on hand to pay our debt when due, we may be required to seek a waiver or amendment from our lenders, refinance our indebtedness, incur additional indebtedness, sell assets or sell additional shares of securities. We may not be able to complete such transactions on terms acceptable to us, or at all. Our failure to generate sufficient funds to pay our debts or to undertake any of these actions successfully could result in a default on our debt obligations, which would materially adversely affect our business, results of operations and financial condition.

Risks Attendant with Principal Shareholder’s Guarantee of the Company’s Indebtedness to PNC.

Michael D. Herman is beneficial owner of 39.3% of the Company’s outstanding common stock and the chairman of its board of directors. As a condition of making the November 2012 loan to the Company, PNC required Mr. Herman to guarantee $3,500,000 of the amount borrowed from PNC. Although the guarantee is not collateralized by any of Mr. Herman’s assets, should the Company default on its obligations to PNC and the guarantor not meet his contractual obligations, it is possible that PNC may obtain possession and ownership of a controlling number of shares of the Company’s common stock. The fact of the guarantee and his potential liability thereunder is a potential conflict between Mr. Herman’s personal interests and those of the Company.

Risks Related to this Offering

Terms of subsequent financings may adversely impact your investment.

We may have to raise additional equity or debt in the future. In that event, your rights and the value of your investment in the common stock could be reduced. For example, if we issue debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of shareholders until the debt is paid. Interest on these debt securities would increase costs and could negatively impact operating results.

Additionally, all borrowings under our debt facility with PNC are secured by our assets. Borrowings outside the debt facility may have to be unsecured, and accordingly, such borrowings, if obtainable, would have a higher interest rate, which would increase debt service and more negatively impact operating results.

Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock will be determined by our Board of Directors and could be more advantageous to those investors than to the holders of common stock. In addition, if we need to raise more equity capital from sale of common stock, institutional or other investors may negotiate terms at least and possibly more favorable than the terms of this Offering.

The Company’s Certificate of Incorporation does not provide shareholders the pre-emptive right to buy shares from the Company. As a result, you will not have the automatic ability to avoid dilution in your percentage ownership of the company.

Because we have no plans to pay dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the board of directors deems relevant.

Investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

General Corporate Risks

Concentration of ownership in Mr. Herman makes it unlikely that any stockholder will be able to influence the election of directors or engage in a change of control transaction.

Because Mr. Herman directly and indirectly owns approximately 39.3% of the Company’s outstanding common stock, he has the ability to heavily influence the election of our directors when they again stand for reelection. Furthermore, it is likely that no person seeking control of the Company through stock ownership will be able to succeed in doing so without negotiating an arrangement to do so with Mr. Herman. For so long as Mr. Herman continues to own a significant percentage of the outstanding shares of the Company common stock, he will retain such influence over the election of the board of directors and the negotiation of any change of control transaction.

Provisions in our charter documents could prevent or delay a change in control or a takeover.

Provisions in our bylaws provide certain requirements for the nomination of directors which preclude a stockholder from nominating a candidate to stand for election at any annual meeting. As described in Section 2.12 of the Company’s bylaws, nominations must be presented to the Company well in advance of a scheduled annual meeting, and the notification must include specific information as set forth in that section. The Company believes that such a provision provides reasonable notice of the nominees to the board of directors, but it may preclude stockholder nomination at a meeting where the stockholder is not familiar with nomination procedures and, therefore, may prevent or delay a change of control or takeover.

Although the Delaware General Corporation Law includes §112 which provides that bylaws of Delaware corporations may require the corporation to include in its proxy materials one or more nominees submitted by stockholders in addition to individuals nominated by the board of directors, the bylaws of the Company do not so provide. As a result, if any stockholder desires to nominate persons for election to the board of directors, the proponent will have to incur all of the costs normally associated with a proxy contest.

Indemnification of officers and directors may result in unanticipated expenses.

The Delaware General Corporation Law and our Amended and Restated Certificate of Incorporation and bylaws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with us or activities on our behalf. We also will bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay them if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us that we may be unable to recoup and could direct funds away from our business and products (if any).

We have significant obligations under the Exchange Act.

Because we are a public company filing reports under the Securities Exchange Act of Exchange Act, we are subject to increased regulatory scrutiny and extensive and complex regulation. The Securities and Exchange Commission has the right to review the accuracy and completeness of our reports, press releases, and other public documents. In addition, we are subject to extensive requirements to institute and maintain financial accounting controls and for the accuracy and completeness of our books and records.

Forward-looking statements may prove to be inaccurate.

In our effort to make the information in this report more meaningful, this report contains both historical and forward-looking statements. All statements other than statements of historical fact are forward-looking statements within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements in this report are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events. It should be noted that because we are a “penny stock,” the protections provided by Section 27A of the Securities Act of 1933, and Section 21E of the Exchange Act do not apply to us. We have attempted to qualify our forward-looking statements with appropriate cautionary language to take advantage of the judicially-created doctrine of “bespeaks caution” and other protections.

Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance and achievements to be different from any future results, performance and achievements expressed or implied by these statements. These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in the forward-looking statements in this annual report. Other unknown or unpredictable factors also could have material adverse effects on our future results.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will not receive any proceeds from the sale of shares of our Common Stock by any Selling Security Holder named in such prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the shares from the shelf offering under this prospectus for working capital to fund the expansion of the Company’s operations. Specific allocations of the proceeds for such purposes have not been made at this time.

SELLING SECURITY HOLDERS

Selling security holders are persons or entities that, directly or indirectly, have acquired shares, or will acquire shares from the Company from time to time upon exercise of certain warrants. This prospectus and any prospectus supplement will only permit the selling security holders to sell the shares identified in the column “Number of Shares of Common Stock Offered Hereby”.

The selling security holders may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement. The selling security holders may offer all or some portion of the securities they hold, but only shares of Company common stock that are currently outstanding or are acquired upon the exercise of certain warrants, and in either case included in the “Number of Shares of Common Stock Offered Hereby” column, may be sold pursuant to this prospectus or any applicable prospectus supplement. To the extent that any of the selling security holders are brokers or dealers, they may be deemed to be “underwriters” within the meaning of the Securities Act.

The following table sets forth the name of persons who are offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. The information appearing in the table below is based on information provided by or on behalf of the named selling security holders. We will not receive any proceeds from the resale of the common stock by the selling security holders.

Name	Number of Shares of Common Stock Beneficially Owned Prior to this Offering		Number of Shares of Common Stock Offered Hereby(1)	Number of Shares of Common Stock after Offering(2)
Michael Herman(3)	7,681,707		1,000,000	6,681,707
Debra Herman(3)	6,533,660		6,533,660	0
Cross River Partners LP(4)	2,665,477		2,665,447	0
Rick D. Kasch(5)	2,909,424	(5)	1,400,000	1,509,424	(5)
R.V. Bailey and Mieko N. Bailey(6)	1,330,855	(6)	1,230,855	100,000
Kyle Krueger	166,551		166,551	0
Gerard P. Laheney(7)	308,700	(7)	108,700	200,000	(7)
Geoff High(8)	183,200		155,000	28,200
John “Jay” Pfeiffer(9)	189,888		189,888	0
Scot Cohen	178,500		178,500	0
Iroquois Master Fund Ltd(10)	140,895		140,895	0
Jack Batalion	108,000		108,000	0
Hudson Bay Master Fund Ltd(11)	1		1	0
Masynda Trust(12)	100,000		100,000	0
Mark Rubin(13)	69,142		69,142	0
Barry Honig	80,080		80,080	0
Jason Diamond(14)	52,099		52,099	0
Nicholas P.S. Killebrew(15)	50,650		50,650	0
Ryan McGaver(16)	3,000		3,000	0
Palladium Capital Advisors, LLC(17)	3,219		3,219	0
TOTAL	22,775,048		14,235,717	8,519,331

(1)	The beneficial ownership of the common stock by the selling security holder set forth in the table is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares, which the selling security holder has the right to acquire within 60 days.

(2)	Assumes that all securities registered will be sold. Upon this assumption none of the selling security holders will own more than 1% of the outstanding shares of the Company after the Offering, except Mr. Herman and Mr. Kasch, who will beneficially own 18.4% and 4.1%, respectively, after the offering, assuming that all of the shares that each is offering hereby are sold.

(3)	Michael Herman and Debra Herman are husband and wife. Each of their shares are listed separately, but may be combined for the purposes of calculating beneficial ownership. Michael Herman is Chairman of the Board of Directors for the Company. Since April 1, 2010, Michael Herman has converted debt securities of the Company to equity securities, and has exercised underlying warrants for common shares of the Company

(4)	Richard A. Murphy is the Managing Partner of Cross River Partners LP, and he holds the voting and dispositive power of the shares beneficially owned by Cross River Partners LP.

(5)	Rick D. Kasch is President, CEO and a director of Enservco, and President of all subsidiaries of Enservco. Shares represented here include 1,325,000 shares underlying vested stock options and 37,500 shares underlying warrants.

(6)	R.V. Bailey and Mieko N. Bailey are husband and wife. R.V. Bailey and R.V. Bailey, TTEE, RV Bailey Living Trust U/A DTD 10/19/2010 hold 942,656 shares, and Frederic Gerber, TTEE, RV & Mieko N Bailey IRRV TR I U/A DTD 03/06/2014 owns 375,000 shares. Mieko N. Bailey, TTEE, Mieko N. Bailey Living Trust U/A DTD 10/19/2010 owns 13,199 shares (for the purposes of Section 16(b) of the Securities Exchange Act of 1934, R.V. Bailey disclaims beneficial ownership of the shares held by Mieko N. Bailey, TTEE, Mieko N. Bailey Living Trust U/A DTD 10/19/2010).

(7)	Gerard P. Laheney is a director of Enservco. Shares represented here include 200,000 shares underlying vested stock options.

(8)	Geoff High is an affiliate of Pfeiffer High Investor Relations, Inc., a consulting company which provides consulting services to Enservco.

(9)	John “Jay” Pfeiffer is an affiliate of Pfeiffer High Investor Relations, Inc., a consulting company which provides consulting services to Enservco.

(10)	Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Consequently, Iroquois Capital Management L.L.C. has voting control and investment discretion over securities held by Iroquois Master Fund, Ltd. As managing members of Iroquois Capital Management L.L.C., Joshua Silverman and Richard Abbe hold the voting and dispositive power over the shares beneficially owned by Iroquois Master Fund, Ltd., and may be deemed to beneficially own the securities held by Iroquois Master Fund, Ltd.

(11)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership of these securities.

(12)	Nancy J. Chase is the trustee for the Masynda Trust, and she holds the voting and dispositive power over the shares owned by Masynda Trust.

(13)	Mark Rubin is an employee, and therefore an affiliate, of a registered broker-dealer (previously Kuhns Brothers Securities Corp. and currently Drexel Hamilton, LLC). Mr. Rubin has represented to the Company that he received his warrants or shares on his own behalf in the ordinary course of business, and that at the time he received the shares and warrants and at the time he exercises the warrants, he had (or will have) no agreements or understandings, directly or indirectly, with any party to distribute the shares.

(14)	Jason Diamond is an employee, and therefore an affiliate, of a registered broker-dealer (previously Kuhns Brothers Securities Corp. and currently Drexel Hamilton, LLC). Mr. Diamond has represented to the Company that he received his warrants or shares on his own behalf in the ordinary course of business, and that at the time he received the shares and warrants and at the time he exercises the warrants, he had (or will have) no agreements or understandings, directly or indirectly, with any party to distribute the shares.

(15)	Nicholas P.S. Killebrew was an employee, and therefore an affiliate, of a registered broker-dealer (Kuhns Brothers Securities Corp.) at the time he received his warrants. Mr. Killebrew has represented to the Company that he received his warrants or shares on his own behalf in the ordinary course of business, and that at the time he received the shares and warrants and at the time he exercises the warrants, he had (or will have) no agreements or understandings, directly or indirectly, with any party to distribute the shares.

(16)	Ryan McGaver is an employee, and therefore an affiliate, of a registered broker dealer (previously Kuhns Brothers Securities Corp. and currently Drexel Hamilton, LLC). Mr. McGaver has represented to the Company that he received his warrants or shares on his own behalf in the ordinary course of business, and that at the time he received the shares and warrants and at the time he exercises the warrants, he had (or will have) no agreements or understandings, directly or indirectly, with any party to distribute the shares.

(17)	Joel Padowitz is the CEO of Palladium Capital Advisors, LLC (“Palladium”), and he holds the voting and dispositive power of the shares beneficially owned by Palladium. Palladium is a registered broker-dealer, and the shares held by it were received in exchange for investment banking services provided to Enservco. Palladium has represented to the Company that it received its warrants or shares on its own behalf in the ordinary course of business, and that at the time it received the warrants and at the time it exercises the warrants, it had (or will have) no agreements or understandings, directly or indirectly, with any party to distribute the shares.

PLAN OF DISTRIBUTION

Shares sold by Selling Security Holders.

Each Selling Security Holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Security Holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;
•	sale of a specified number of such shares at a stipulated price per share by agreement between the broker-dealer and the Selling Security Holder;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under the prospectus.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Security Holder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

The Selling Security Holders and any broker-dealers or agents that are involved in selling our common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Security Holder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

The Resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state or provincial securities laws. In addition, in certain states or provinces, the Resale Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Security Holders or any other person.

Shares sold pursuant to Shelf Offering.

The Company may sell the Shelf Shares offered under this prospectus through agents, through underwriters or dealers, or directly to one or more purchasers.

Underwriters, dealers, and agents that participate in the distribution of the Shelf Shares may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of the Shelf Shares by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including any underwriting discount or commission, will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which these securities may be listed.

The distribution of these securities may occur from time to time in one or more transactions at a fixed price or prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We have the authority under the Delaware General Corporation Law to indemnify our directors and officers to the extent provided for in such statute. Set forth below is a discussion of Delaware law regarding indemnification that we believe discloses the material aspects of such law on this subject. The Delaware law provides, in part, that a corporation may indemnify a director or officer or other person who was, is or is threatened to be made a named defendant or respondent in a proceeding because such person is or was a director, officer, employee or agent of the corporation, if it is determined that such person:

•	conducted himself or herself in good faith;
•	reasonably believed, in the case of conduct in his or her official capacity as a director or officer of the corporation, that his or her conduct was in the corporation’s best interest and, in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and
•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

A corporation may indemnify a person under the Delaware law against judgments, penalties, including excise and similar taxes, fines, settlement, and unreasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. The corporation may also pay or reimburse expenses incurred by a person in connection with his or her appearance as a witness or other participation in a proceeding at a time when the person is not a named defendant or respondent in the proceeding.

Our amended and restated certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for: (a) a breach of the directors’ duty of loyalty to us or our stockholders; (b) an act or omission not in good faith that constitutes a breach of duty of the director to us or an act or omission that involves intentional misconduct or a knowing violation of the law; (c) for violations of Section 174 of the Delaware General Corporation Law; or (d) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office. Limitations on liability provided for in our Certificate of Incorporation do not restrict the availability of non-monetary remedies and do not affect a director’s responsibility under any other law, such as the federal securities laws or state or federal environmental laws.

We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as executive officers and directors. The inclusion of these provisions in our Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted us or our stockholders.

Our Bylaws provide that we will indemnify our directors to the fullest extent provided by the Delaware General Corporation Law and we may, if and to the extent authorized by our Board, so indemnify our officers and other persons whom we have the power to indemnify against liability, reasonable expense or other matters.

In February 2014, the Company entered into indemnification agreements with each of the Company’s officers, and directors. These agreements provide that subject to limited exceptions the Company will indemnify the person named in the agreement from any actual or threatened legal actions related to the fact that such person was or is an officer, director, or agent of the Company while that person was serving as an officer, director, or agent of the Company or for a related party at the request of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AND AMOUNT

SEC registration fee	$10,749*
Legal fees and expenses	†
Accounting fees and expenses	†
NYSE MKT fees	†
Miscellaneous	†
TOTAL	†

* Estimated.

† Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that Enservco anticipates it will incur in connection with the offering of securities under this Registration Statement. An estimate of the aggregate expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus supplement.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We have the authority under the Delaware General Corporation Law to indemnify our directors and officers to the extent provided for in such statute. Set forth below is a discussion of Delaware law regarding indemnification that we believe discloses the material aspects of such law on this subject. The Delaware law provides, in part, that a corporation may indemnify a director or officer or other person who was, is or is threatened to be made a named defendant or respondent in a proceeding because such person is or was a director, officer, employee or agent of the corporation, if it is determined that such person:

•	conducted himself or herself in good faith;
•	reasonably believed, in the case of conduct in his or her official capacity as a director or officer of the corporation, that his or her conduct was in the corporation’s best interest and, in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and
•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

A corporation may indemnify a person under the Delaware law against judgments, penalties, including excise and similar taxes, fines, settlement, and unreasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. The corporation may also pay or reimburse expenses incurred by a person in connection with his or her appearance as a witness or other participation in a proceeding at a time when the person is not a named defendant or respondent in the proceeding.

Our amended and restated certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for: (a) a breach of the directors’ duty of loyalty to us or our stockholders; (b) an act or omission not in good faith that constitutes a breach of duty of the director to us or an act or omission that involves intentional misconduct or a knowing violation of the law; (c) for violations of Section 174 of the Delaware General Corporation Law; or (d) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office. Limitations on liability provided for in our Certificate of Incorporation do not restrict the availability of non-monetary remedies and do not affect a director’s responsibility under any other law, such as the federal securities laws or state or federal environmental laws.

We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as executive officers and directors. The inclusion of these provisions in our Certificate of Incorporation may have the effect of reducing a likelihood of derivative litigation against our directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted us or our stockholders.

Our Bylaws provide that we will indemnify our directors to the fullest extent provided by the Delaware General Corporation Law and we may, if and to the extent authorized by our Board, so indemnify our officers and other persons whom we have the power to indemnify against liability, reasonable expense or other matters.

In February 2014, the Company entered into an indemnification agreement with each of the Company’s officers and directors. These agreements provide that subject to limited exceptions the Company will indemnify the person named in the agreement from any actual or threatened legal actions related to the fact that such person was or is an officer, director, or agent of the Company while that person was serving as an officer, director, or agent of the Company or for a related party at the request of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS

5.1	Opinion of Burns, Figa & Will, P.C., previously filed.
23.1	Consent of EKS&H LLLP, Independent Registered Public Accounting Firm, filed herewith.
23.2	Consent of Burns, Figa & Will, P.C., included in Exhibit 5.1.

24.1	Power of Attorney, previously filed.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) [Paragraph omitted]

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) [Paragraph omitted]

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c), (d) [paragraphs omitted]

(e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f), (g) [paragraphs omitted]

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(j), (k), (l) [paragraphs omitted]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3/Amendment No. 1 and duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Denver, Colorado on April 29, 2014.

ENSERVCO CORPORATION
(Registrant)

By: /s/ Rick D. Kasch
Rick D. Kasch
President and Chief Executive Officer
(Principal Executive Officer)

By: /s/ Robert J. Devers
Robert J. Devers
Chief Financial Officer (Principal Financial
Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Michael D. Herman Michael D. Herman	Chairman of the Board	April 29, 2014

/s/ Rick D. Kasch Rick D. Kasch	President and Chief Executive Officer (Principal Executive Officer)	April 29, 2014

/s/ Rick D. Kasch* for Steven P. Oppenheim Steven P. Oppenheim	Director	April 29, 2014

/s/ Rick D. Kasch* for Gerard Laheney Gerard Laheney	Director	April 29, 2014

* By Rick D. Kasch, attorney in fact pursuant to power of attorney granted in the original filing.